CHIEF COMPLIANCE OFFICER SUPPORT SERVICES AGREEMENT

This Chief Compliance Officer Support Services Agreement (this “Agreement”) is effective as of October 20, 2017 (the “Effective Date”) by and between Broadview Funds Trust (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Board of Trustees of the Trust, on behalf of the Broadview Opportunity Fund (the “Fund”), has adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws by the Trust (the “Procedures”) in accordance with Rule 38a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board of Trustees of the Trust (the “Trustees”) has appointed a Chief Compliance Officer for the Trust (the “CCO”) as required by the Rule;

WHEREAS, ALPS had previously designated one of its employees to serve as the CCO for the Trust under the terms of a Chief Compliance Officer Services Agreement dated November 29, 2013 (the “Prior Agreement”) under which ALPS provided certain compliance data, analysis and reporting services of a similar nature to those services described in this Agreement;

WHEREAS, ALPS and the Trust wish to terminate the Prior Agreement effective as of October 20, 2017; and

WHEREAS, the Trust wishes to retain ALPS to provide certain compliance data, analysis and reporting services to assist the CCO with oversight of the Trust’s compliance with the Trust’s Procedures, including, without limitation, the oversight of compliance by each of the Trust’s investment adviser, principal underwriter, administrator, transfer agent, accounting agent, pricing vendor(s) and custodian.

ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and ALPS hereby agree as set forth below.

SECTION 1. Term of Agreement.

The Trust hereby retains ALPS, for a period beginning on the Effective Date and ending November 29, 2018 subject to early termination as provided in this Agreement (the “Initial Term”). After the Term, this Agreement will renew automatically for additional one-year periods of time (each, a “Renewal Term,” and collectively with the Initial Term, the “Term”), unless one party hereto provides the other party with written notice of termination at least sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term.

SECTION 2. Duties.

(a)       ALPS shall provide the Trust such data, analysis and reporting services (“Services”) as the CCO, together with the Trust, determines are required to assist the CCO under the Procedures and as are specifically set forth on Exhibit A hereto. Exhibit A, as may be modified from time to time by written agreement of the parties hereto, is incorporated into and made a part of this Agreement. The Trust and the CCO acknowledge that although various employees of ALPS may assist the CCO in the performance of the CCO’s duties under the Procedures, the CCO shall retain final responsibility for compliance with such Procedures and for reporting to the Trustees as required by the Rule.

(b)       The parties agree that only employees of ALPS shall perform the Services under this Agreement and ALPS shall have no ability to sub-contract to any other service provider unless otherwise agreed in writing by the Trust.

(c)       The Adviser acknowledges that ALPS may provide compliance support services for other registered and unregistered investment companies, and nothing herein shall be construed to prohibit ALPS or its employees from acting in such capacities; provided, however, that during the Term, ALPS shall not enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent ALPS from performing the Services hereunder.

(d)       The Trust shall cooperate in good faith with ALPS in order to facilitate ALPS’ performance of the Services. In furtherance of this Section 2(d), the Trust shall make those of its and its Affiliates’ (as such term is defined below) Trustees, officers, employees and outside counsel available for consultation with ALPS and shall seek to make available for consultation with ALPS such service providers to the Trust, including any investment adviser of the Trust, (the “Service Providers”), in each case as ALPS may reasonably request. The Trust shall provide ALPS with the names of appropriate contact people at the Service Providers and shall make introductions and otherwise assist ALPS in obtaining the cooperation of the Service Providers. The Trust shall provide ALPS with such books and records regarding the Trust as ALPS may reasonably request.

SECTION 3. Fee.

(a)       As compensation for the performance of the Services, the Trust, on behalf of the Fund, shall pay to ALPS during the Term an annual fee of USD $34,000, billed in arears in 12 equal monthly installments (or a pro rata portion thereof for a partial month) (the “Fee”). Any material change in requested Services (including providing support to additional advisors or sub-advisors) shall only be implemented pursuant to a mutually agreed fee adjustment. Notwithstanding the foregoing, during each year of the term of this Agreement, unless the parties shall otherwise agree, the Fee shall be subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)       The Fee shall be payable in equal monthly installments by the Trust, on behalf of the Fund, within 30 calendar days of its receipt of an invoice from ALPS, which invoices shall include amounts for any expenses reimbursable under Section 4 hereof.

(c)       ALPS shall perform the services hereunder as independent contractors and not as employees of the Trust. As independent contractors, ALPS shall not represent itself to third parties as being the agent or representative of the Trust, except as specifically set forth herein. ALPS shall not represent itself to third parties as having actual or apparent power or authority to do or take any action for or on behalf of the Trust, as its agent, representative or otherwise, except as specifically set forth herein.

SECTION 4. Reimbursement of Expenses.

During the Term, the Trust, on behalf of the Fund, shall reimburse ALPS for all reasonable and necessary travel and lodging expenses and other out-of-pocket disbursements (“Expenses”) incurred by ALPS for or on behalf of the Trust in connection with the performance of ALPS’ duties hereunder upon presentation of appropriate receipts and other reasonable documentation as the Trust may request.

SECTION 5. Disclosure of Information.

(a)       From and after the date hereof, ALPS shall not disclose to any Person, except as required in connection with the performance of the Services and in compliance with the terms of this Agreement or as required by law, regulation or judicial process, any Confidential Information (as defined in Section 5(b)), for any reason or purpose whatsoever, nor shall ALPS make use of any Confidential Information for ALPS’ purposes or for the benefit of any Person except the Trust, any investment adviser of the Trust or the Trust’s Affiliates. For purposes of this Agreement, an “Affiliate” is an individual or entity (collectively, “Person”) controlling, controlled by or under common control with the Trust.

(b)       For purposes of this Agreement, “Confidential Information” means (i) the non-public intellectual property rights of any investment adviser of the Trust, the Trust, the Trustees, and the Trust’s Affiliates and (ii) all other information of a proprietary or confidential nature relating to any investment adviser of the Trust, the Trust, the Trustees, or the Trust’s Affiliates, or the business or assets of any investment adviser of the Trust, the Trust, or the Trust’s Affiliates, including, without limitation, books, records, customer and registered user lists, vendor lists, supplier lists, customer agreements, vendor agreements, supplier agreements, incentive and commission program information, distribution channels, pricing information, cost information, business and marketing plans, strategies, forecasts, financial statements, budgets and projections, and technology. Confidential Information does not include (i) information in the public domain not as a result of a breach by ALPS of this Agreement, (ii) information lawfully received by ALPS from a third Person who had the right to disclose such information, and (iii) information developed by ALPS’ own independent knowledge, skill and know-how.

(c)       In the event that ALPS is requested by legal process to disclose Confidential Information, ALPS shall notify Trust and shall cooperate with any investment adviser of the Trust, the Trust, and the Trustees, as appropriate, at the expense of any investment adviser of the Trust, the Trust or the Trustees, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.

SECTION 6. Assignment of Written Materials.

During the Term, ALPS shall promptly disclose, and hereby grant and assign to Trust for its sole use and benefit, any and all technical information, data, procedures, records, and other materials, insofar as they are reduced to writing, including without limitation the Procedures, that are reasonably related to the Trust (collectively, the “Materials”) which ALPS may develop or acquire during the Term, together with all copyrights and reissues thereof that may at any time be granted for or with respect to the Materials. For the avoidance of doubt, the Materials shall include all records referred to in Exhibit A. The Materials shall constitute Confidential Information within the meaning of Section 5.

Notwithstanding the foregoing, the Trust acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Trust, or develops or utilizes pursuant to this Agreement shall be used by the Trust only during the term of this Agreement and only in accordance with the provisions of this Agreement. Except with ALPS’ consent or in conformity with federal copyright laws, the Trust shall not copy, decompile or reverse engineer any software provided to the Trust or used by ALPS.

SECTION 7. Delivery of Materials Upon Termination of Term.

ALPS shall deliver to the Trust at the termination of the Term, or at any time upon the Trust’s request, the Materials relating to the Confidential Information or the business of the Trust or the Trust or any of their respective Affiliates that it may then possess or have under its control regardless of the location or form of such material.

SECTION 8. Termination.

(a)       The Trust shall have the right to terminate this Agreement immediately in the event of:

(i)       a failure by ALPS to meet its material obligations hereunder or a breach of ALPS representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 calendar days after ALPS receives written notice of such failure from the Trust;

(ii) the liquidation of the Fund, the termination or dissolution of the Trust, or the deregistration of the Trust under the 1940 Act; or

(iii)      a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying the Trust’s or the CCO’s obligations under the Rule.

(b)       ALPS shall have the right to terminate this Agreement immediately in the event of:

(i) a failure by the Trust to meet its material obligations hereunder or a breach of the Trust’s representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 calendar days after the Trust receives written notice of such failure from ALPS;

(ii) the liquidation of the Fund, the termination or dissolution of the Trust, or the deregistration of the Trust under the 1940 Act; or

(iii)a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible.

(c)       Upon termination pursuant to this Section 8, ALPS shall be entitled to receive the Fee and Expenses accrued but unpaid as of the date of termination paid in a lump sum within 30 calendar days of termination.

SECTION 9. Standard of Care; Limitation of Liability; Indemnification

(a)       ALPS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ALPS in writing. ALPS shall use its best judgment and efforts in rendering the Services described in this Agreement. ALPS shall not be liable to, the Trust, or any of the Trust’s stockholders for any action or inaction of ALPS relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance in the performance of ALPS’ duties or obligations under this Agreement. Further, ALPS shall not be liable to the Trust, or any of Trust’s stockholders for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Trust or Trust counsel; and (ii) any certified copy of any resolution of the Trustees; and ALPS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter or transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ALPS reasonably believes in good faith to be genuine.

(b)       The Trust agrees to indemnify and hold harmless ALPS, its employees, agents, directors, officers and managers and any person who controls ALPS within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act (“ALPS Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ALPS’ actions taken or failure to act with respect to the Trust in connection with the performance of any duties or obligations under this Agreement (a “ALPS Claim”); provided, however, that nothing contained herein shall entitle an ALPS Indemnitee to indemnification with respect to any ALPS Claim arising from ALPS’ own bad faith, reckless disregard, gross negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, ALPS’ bad faith, willful malfeasance, or reckless disregard shall not include any action taken or not taken by ALPS consistent with the last sentence of Section 9(a).

(c)       ALPS agrees to indemnify and hold harmless the Trust and each of its Trustees, employees, agents, officers and managers (“Trust Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to: (i) ALPS’ actions taken or failures to act with respect to the Trust that are not consistent with Section 9(a); (ii) any breach of this Agreement by ALPS; or (iii) any breach of ALPS’ representations set forth in Section 10 (“Trust Claim”). ALPS shall not be required to indemnify any Trust Indemnitee if the Trust Indemnitee does not give ALPS written notice of any reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

(d)       ALPS shall not be liable for the errors of other Service Providers to the Trust and/or Trust or their respective employees, officers, directors, agents or systems.

SECTION 10. Representations and Warranties.

(a)       ALPS hereby represents and warrants to the Trust that: (a) the execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (b) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, this Agreement will be a valid and binding obligation of ALPS.

(b)       The Trust hereby represents and warrants to ALPS that: (a) the execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (b) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

SECTION 11. Entire Agreement; Amendment and Waiver.

This Agreement and the other writings incorporated herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement between ALPS and the Trust. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

SECTION 12. Notices.

All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, via electronic mail, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)       if to the Trust, to:

Broadview Advisors, LLC
330 East Kilbourn Avenue

Suite 1475

Milwaukee, WI 53202

Attn: Angela Pingel

Facsimilie: 414.434.3984

Telephone: 414.918.3980

E-mail: apingel@broadviewadvisors.com

(b)       if to ALPS, to:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: General Counsel

Facsimile: (303) 623-7850

Telephone: (303) 623-2577

Email: ________________________

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, electronic mail, or delivery by facsimile, on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

SECTION 13. Headings.

The section Headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

SECTION 14. Severability.

In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15. Remedies.

Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Each of the parties hereto further acknowledges that, in the event of a breach of any of the covenants contained in this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

SECTION 16. Benefits of Agreement; Assignment.

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. This Agreement shall not be assignable by ALPS without the express written consent of the Trust. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

SECTION 17. Survival.

Anything to the contrary contained in this Agreement notwithstanding, the provisions of Sections 5 through 7 and 10 through 21 of this Agreement shall survive the termination of the Term.

SECTION 18. Counterparts and Facsimile Execution.

This Agreement may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

SECTION 19. Governing Law; Mutual Waiver of Jury Trial; Jurisdiction.

(a)       All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether in the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. In furtherance of the foregoing, the law of the State of Colorado will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law of conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b)       BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)       The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the courts of the United States of America sitTing in the city of Denver, Colorado or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of colorado sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such Actions. If any such State court also does not have jurisdiction over the subject matter thereof, then such an action, suit or proceeding may be brought in the federal or state courts located in the states of the principal place of business of any party hereto. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

SECTION 20. Force Majeure.

ALPS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent ALPS’ obligations hereunder are to oversee or monitor the activities of third parties, ALPS shall not be liable for any failure or delay in the performance of ALPS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with ALPS.

SECTION 21. Mutual Contribution.

The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.

IN WITNESS WHEREOF, each of the undersigned has executed this Chief Compliance Officer Support Services Agreement as of the date first above written.

Broadview Funds Trust

By:	/s/ Richard J. Whiting
Name:	Richard J. Whiting
Title:	Chairman

ALPS Fund Services, Inc.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Exhibit A

The Services consist of the following. Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned thereto in the Chief Compliance Officer Support Services Agreement to which this Exhibit A is attached.

1.	Compliance Policies and Procedures ALPS shall, with the assistance of the Trust and the CCO and Trust counsel, review and suggest revisions to the Procedures adopted by the Trust’s Trustees and implemented by the Trust, which shall address compliance with the “Federal Securities Laws,”[1] other regulatory guidance, and best practices within the industry. In addition to provisions of Federal Securities Laws that apply to the Trust, ALPS shall suggest revisions to the Procedures to address compliance with the Trust’s by-laws and all exemptive orders, no-action letters and other regulatory relief as may from time to time be received by the Trust from the Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Association, Inc. (“FINRA”), the Commodity Futures Trading Commission (“CFTC”) or any other regulatory agency or self-regulatory organization (all such items collectively, “Regulatory Relief”); provided, however, that the Procedures shall address only that Regulatory Relief afforded the Trust, Service Providers or relevant to compliance by the Service Providers or the Trust, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief. Ongoing reviews shall be completed as of a date agreed upon by the parties.

2.	Annual Review of Procedures. The Rule requires that, at least annually, the Trustees review the Trust’s Procedures and the effectiveness of their implementation (the “Annual Review”). ALPS shall annually assist the CCO with his or her review of the Procedures on an annual basis and provide the findings of their review to the CCO. The annual review shall be completed as of December 31.

3.	Reports Prepared for the CCO

A.       Regular Quarterly Reports. ALPS shall prepare regular quarterly reports for the CCO in connection with reporting by the CCO to the Trustees regarding the administration and enforcement of the Procedures. These regular reports shall address compliance by the Trust and the Service Providers and such other matters as the CCO may reasonably request.

The first quarterly report shall be provided to the CCO no later than October 31, 2017 for the period July 1, 2017 through September 30, 2017. The first written report will reflect services performed by ALPS under the Prior Agreement.

[1]	“Federal Securities Laws” are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

B.	Annual Compliance Report. ALPS shall submit a written report annually to the CCO addressing the following issues:

1.	the operation of the Procedures, and the written compliance policies and procedures of the Service Providers;

2.	any material changes made to the Procedures since the date of the last report;

3.	any material changes to the Procedures recommended as a result of the Annual Review; and

4.	each “Material Compliance Matter” that occurred during the reporting period.[2]

This written report shall be based on the Annual Review. The first written report shall be provided to the CCO for the period January 1, 2017 through December 31, 2017 sixty (60) calendar days after December 31, 2017. The first written report will reflect services performed by ALPS under the Prior Agreement and this Agreement, as applicable.

C.	Quarterly Material Compliance Matter Report. ALPS shall prepare quarterly a Material Compliance Matter report for the CCO.

4.	Regulatory Reviews. ALPS shall assist the Trust and CCO with inquiries from the SEC and other legal and regulatory authorities with responsibility for administering Federal Securities Laws. The scope and fees related to such engagement will be as agreed upon by the parties. For avoidance of doubt, there will be no additional fees assessed for providing records maintained by ALPS pursuant to this Agreement or the Prior Agreement for review by any such regulator.

5.	Testing and Monitoring. The CCO is responsible for overseeing, on behalf of the Trust, adherence to the written compliance policies and procedures of the Trust’s Service Providers, including, without limitation, any investment adviser and/or sub-adviser for the Trust, the distributor, the administrator, accounting agent, custodian, the transfer agent, and pricing vendors. In furtherance of this duty, ALPS will assist the CCO with the following:

[2]	“Material Compliance Matter” is defined as “any compliance matter about which the Trust’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Trust or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Policies and Procedures of the Trust, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Policies and Procedures policies and procedures of the Trust, or the written compliance policies and procedures of its service providers.

A.	ALPS shall obtain and review the written compliance policies and procedures of the applicable Service Providers or summaries of such policies that have been drafted by someone familiar with them.

B.	ALPS shall review the Service Providers’ compliance with their own written compliance policies and procedures and Federal Securities Laws. In so doing, ALPS shall interact with representatives of the Service Providers as appropriate.

C.	ALPS shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the CCO:

1.	In connection with the documentation of its written policies and procedures governing the provision of its services to the Trust, the Service Provider has prepared and delivered to the Trust a summary of core services that it provides to the Trust or, if no such summary is available, that it has delivered to the Trust copies of the relevant policies and procedures.

2.	The Service Provider will provide to the Trust and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

3.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

4.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

6.	Due Diligence of Service Providers.

A.	Recordkeeping Review. ALPS will review Service Providers’ policies and procedures that are reasonably designed to ensure that the Trust records will be maintained in accordance with the Trust’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Trust’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.

B.	Risk Assessment. ALPS shall assist the CCO in conducting an annual risk assessment/control evaluation of the Service Providers contemplated in the agreement and reporting the results to the Fund CCO.

C.	Annual Review of Service Providers’ Policies and Procedures. ALPS shall assist the CCO in reviewing the Service Providers’ compliance policies and procedures to ensure they are reasonably designed to prevent violations of Federal Securities Laws.

D.	Due Diligence Visits. ALPS shall monitor the Service Providers’ compliance with their own written compliance policies and procedures and the Federal Securities Laws.[3] In so doing, ALPS shall interact with representatives of the Service Providers as appropriate. ALPS shall conduct due diligence visits on an annual basis, or more frequently if agreed, for the Trust’s custodian, administrator, fund accountant, and transfer agent, and shall annually review the assessment performed by fund accounting of the Trust’s pricing vendors.

7.	Due Diligence of Investment Adviser(s) and/or Sub-Adviser(s).

A.	Recordkeeping Review. ALPS will review any investment adviser’s policies and procedures that are reasonably designed to ensure that the Trust records will be maintained in accordance with the Trust’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Trust’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.

B.	Risk Assessment. ALPS shall assist the CCO in conducting an annual risk assessment/control evaluation of any investment adviser contemplated in the agreement and reporting the results to the CCO.

C.	Annual Review of any Investment Adviser’s Policies and Procedures. ALPS shall assist the CCO in reviewing any investment adviser’s compliance policies and procedures to ensure they are reasonably designed to prevent violations of Federal Securities Laws.

[3]	“Federal Securities Laws” are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

D.	Due Diligence Visits. ALPS shall monitor any investment adviser’s compliance with their own written compliance policies and procedures and the Federal Securities Laws. In so doing, ALPS shall interact with representatives of the investment adviser as appropriate. ALPS shall conduct due diligence visits of the Trust’s investment advisers on an annual basis.